Exhibit 99.2

Text of e-mail message sent to the Board of Directors of GeoMet, Inc.
from James C. Crain, dated August 9, 2015:

Mike and Stan,

After a lot of thought over the last few days, I have decided to resign from the GeoMet Board of Directors. Like Stan, I have served on the Board for over 9 years. I have concluded it is time for me to step aside after this long tenure and give you the option of adding a new colleague with a fresh approach to the Company and new energy to participate with you in determining the “go forward” strategy for the Company, as well as to work with you in the implementation of that strategy over the next few months, or perhaps years.

I propose my resignation be effective today. I believe Stan can step in to chair the Audit Committee portion of tomorrow’s call. Stan, I will send you later today my thoughts on the audit materials from a Committee perspective, as I have reviewed them. (Just FYI, there was no activity on the Company hotline per the April through July Reports from Global Compliance.) For the record I should make it clear, since I served as the Audit Committee Chair, that my resignation has nothing to do with concerns over any matters within the Committee’s direct purview, including without limitation any concerns or disputes with Management or the auditor on accounting or other financial statement presentation matters.

Sincerely, Jim Crain